NEWS RELEASE
February 10, 2005

Quincy Gold Corp. Acquires
Elliott Lake Uranium Property Option

Toronto, Ontario - The Board of Directors of Quincy Gold Corp. (TSX-V: QGO; OTCBB: QCYG) is pleased to announce that the Company has acquired an Option to earn up to a 75% interest in ten mineral claims with known uranium mineralization located in Buckles Township, Ontario from Canada Enerco Corp.

The Property covers areas previously held by the Panel Mine, Conecho, and Roche Long Lac (North Rock Explorations). These three companies drilled 31 holes on the Property, of which 18 were used in determining a historic U3O8 resource. The resource calculation was prepared in accordance with generally accepted practices used at the time the mines were in production. The figures are for in place tonnages and pounds of U3O8 with no allowance made for pillars, mining dilution or mill tailings loss.

In a report furnished to the Company by Canada Enerco the following historic resources are reported: 1,274,600 tons grading 1.316 pounds of U3O8 per ton in the mine indicated resource category; 5,302,000 tons grading 1.274 pounds of U3O8 per ton in the drill indicated category; and 10,881,600 tons grading 1.135 pounds of U3O8 per ton in the possible category. Based on these figures the total resource is 17,458,200 tons averaging 1.206 pounds per ton and containing approximately 20,787,200 pounds of U3O8. Readers are cautioned that while the resource estimates provided by Canada Enerco are considered to be reliable and relevant they do not use categories as defined in National Instrument 43-101.

The mineralization on the Property is hosted in conglomerates typical of the Elliott Lake district. The Elliott Lake district has produced a total of 140 million tons at an average grade of 1.8 pounds of U3O8 per ton for a total of more than 250 million pounds of U3O8.

The Company intends to begin a comprehensive review of the existing database with plans to formulate a drill program to further define the existing resource in the coming months. This program will be designed to bring the historic resource figures into compliance with current disclosure requirements.

As consideration for the Option, the Company has agreed to pay Canada Enerco CAD $50,000 and 200,000 shares. In order to earn a 50% interest, the Company must incur exploration expenditures of CAD $850,000 on the Property by September 1, 2008 and pay Canada Enerco an additional $200,000 and 400,000 shares. The Company will earn a 60% interest if it incurs aggregate exploration expenditures of CAD $1,850,000 by September 1, 2009.

Initial exploration and development expenditures of CAD $100,000, additional cash payments totaling CAD $100,000 and an additional 200,000 shares are firm commitments of the Company. All other exploration expenditures, cash payments and share issuances are optional.

The Company can increase its interest by an additional 15% if it agrees to fund a bankable feasibility study on the Property.

National Instrument 43-101 Disclosure

All resource estimates quoted herein are based on prior data, reports obtained and prepared by previous operators and other information provided by Canada Enerco. The Company has not done the work necessary to verify the classification of the mineral resource estimates. The Company is not treating the mineral resource estimates as a National Instrument 43-101 defined resource verified by a qualified person. The historical estimates should not be relied upon. The Property will require considerable further evaluation which the Company's management and consultants intend to carry out in due course.

To find out more about Quincy Gold Corp. visit our website at www.quincygold.com or contact:

Daniel Farrell, President & CEO	T:	(416) 366-7871	E:	dfarrell@quincygold.com
Murray Black, Corporate Development	T:	(416) 366-9192	E:	mblack@quincygold.com

THIS PRESS RELEASE WAS PREPARED BY QUINCY GOLD CORP., WHICH ACCEPTS THE RESPONSIBILITY AS TO ITS ACCURACY. THE TSX VENTURE EXCHANGE DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

Information Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995. Forward-looking settlements involve known and unknown risks and uncertainties, which may cause Quincy’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition and risks inherent in Quincy’s operations. These and other risks are described in the Company’s Annual Report or Form 10-K and other filings with the Securities and Exchange Commission.